Exhibit 99.1

Investor and Financial Contacts:

Adam S. Taich

Vice President, Investor Relations

(760) 603-7208

Invitrogen Announces Fourth Quarter and Full Year 2004 Results

Record Sales and Pro Forma Earnings Achieved

CARLSBAD, CA, February 17, 2005 — Invitrogen Corporation (Nasdaq: IVGN) today announced results for its fourth quarter and full-year ended December 31, 2004. Revenues for the fourth quarter were $262.2 million, an increase of 26% over the $207.8 million reported for the fourth quarter of 2003. Net income for the fourth quarter was $30.5 million versus $12.6 million for the same quarter in 2003, an increase of 142%. Earnings per share for the fourth quarter of 2004 increased 129% to $0.55 per share, as compared to $0.24 per share reported in the fourth quarter of 2003.

Revenues for the full-year 2004 were $1,023.9 million, an increase of 32% over the $777.7 million reported for 2003. Net income for the year increased 48% to $88.8 million versus $60.1 million for 2003. Earnings per share for 2004 were $1.63, which compares to $1.17 per share in 2003, an increase of 39%.

Invitrogen has regularly reported pro forma results which exclude acquisition related amortization and other costs. Fourth quarter pro forma net income was $45.2 million, or $0.80 per share, compared with pro forma net income in the fourth quarter of 2003 of $31.7 million, or $0.57 per share. Pro forma net income and pro forma earnings per share increased 42% and 40%, respectively. For the full year, pro forma net income was $166.1 million, or $2.91 per share, compared with pro forma net income in 2003 of $119.3 million, or $2.22 per share. Pro forma net income and pro forma earnings per share increased 39% and 31%, respectively, for the full year.

Reconciliations between Invitrogen’s results and pro forma results for the periods reported are presented in the attached tables with information also presented on the Company’s Investor Relations web page at www.invitrogen.com.

Performance Highlights

•	Surpassed $1 billion in revenues for the year

•	Generated $83.3 million in cash from operating activities for the quarter and $252.7 million for the full year, a record achievement

•	Announced acquisition of Bio Asia, a leading manufacturer and provider of reagents and custom R&D services to the Chinese research community

•	Announced strategic collaboration with Illumina, Inc. in the oligonucleotide market

Conference Call and Webcast Today at 5:00 PM Eastern

The Company will discuss its fourth quarter and full-year 2004 results, as well as 2005 guidance on its conference call at 5 pm Eastern Time today. Additional details regarding the call and webcast are included later in this release.

Fourth Quarter Review

Greg Lucier, Invitrogen’s Chairman and CEO, commented: “We are pleased with the Company’s performance during the fourth quarter and for the full-year. Our BioDiscovery segment had a strong quarter with solid organic growth of 3%. The acceleration we are seeing in this business segment is a direct result of more effective selling and the successful launches of innovative new products. Our BioProduction segment had a very solid quarter with organic growth of 13%, driven by tremendous growth in our business tied to production of biologics. 2004 was a year of great change within Invitrogen, and I am confident that we’re a stronger and more inventive company than we were 12 months ago. We’re enthusiastic about 2005 and are confident in our abilities to continue to deliver value to our customers and shareholders.”

Fourth quarter revenue growth of 26% included approximately 4% from favorable changes in foreign currency exchange rates. Revenue growth of 7% in BioDiscovery was driven by organic growth of 3% and favorable foreign currency exchange rates. BioProduction revenues increased approximately 65% in the fourth quarter principally related to the acquired BioReliance business and continuing demand for cell culture products. Excluding the effects of currency and the acquisition of BioReliance, organic growth in BioProduction was 13% for the quarter.

Revenues for the full-year 2004 grew 32%, of which 5% resulted from favorable foreign currency exchange rates. Sales of BioDiscovery products increased 18% for the full-year 2004 versus 2003. For the same period, BioProduction revenues increased 56%. Excluding the effects of currency and acquisitions, organic growth for BioDiscovery and BioProduction was 2% and 11%, respectively for the year.

Fourth quarter 2004 gross margin was 62%, compared to 58% in the fourth quarter of 2003. BioDiscovery gross margin increased to 70% in the fourth quarter of 2004 from 69% last year as product mix has migrated toward higher value, proprietary product offerings. BioProduction gross margin increased to 51% from 50% in the comparable quarter of 2003, as a result of a migration toward higher value cell culture products.

Operating income was 16% of revenues in the fourth quarter of 2004 versus 9% in the fourth quarter of 2003. Operating income before acquisition related amortization and other costs was 25% of revenues in the fourth quarter of 2004 versus 24% of revenues in the fourth quarter of 2003.

Cash flows from operating activities were $83.3 million in the fourth quarter of 2004 and $252.7 million for the full-year 2004. Capital expenditures were $19.3 million during the fourth quarter of 2004 and $39.1 million for the full-year 2004. Free cash flow, defined as cash from operating activities less capital expenditures, was $64.0 million for the fourth quarter and $213.6 million for the year.

The impact of Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” on our pro forma earnings per share was $0.01 for the fourth quarter and $0.04 for the year.

2005 Outlook

Guidance is unchanged since the update given during the Dynal acquisition conference call. The Company projects that revenue for fiscal 2005 will be in a range of approximately $1,164 million to $1,184 million. Pro forma earnings per share are expected to range from $3.40 to $3.44. The Company will provide further detail on its business outlook on the conference call today.

Zymed Laboratories, Inc.

The previously announced Zymed Laboratories, Inc. acquisition closed on February 14, 2005. Zymed is a leading supplier of antibodies, which are a key component in Invitrogen’s comprehensive product portfolio of matched reagents for drug discovery and medical research.

Conference Call and Webcast Details

The Company will discuss its financial and business results as well as its business outlook on its conference call at 5 pm Eastern Time today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the Company’s Investor Relations website at www.invitrogen.com.

The conference call will be webcast live over the Company’s investor relations website at www.invitrogen.com and will be archived at the site for one month.

To listen to the live conference call, please dial (888) 396-2298 (domestic) or (617) 847-8708 (international) and use passcode 12329017. A replay of the call will be available for one week by dialing (888) 286-8010 (domestic) and (617) 801-6888 (international). The passcode for the replay is 50453881.

About Invitrogen

Invitrogen Corporation (Nasdaq: IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, bioinformatics and cell biology — placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California and conducts business in more than 70 countries around the world. The company globally employs approximately 4,000 scientists and other professionals and had revenues of more than $1 billion in 2004. For more information about Invitrogen, visit the company’s web site at www.invitrogen.com.

Statement Regarding Use of Non-GAAP Measures

We regularly have reported pro forma results for net income and earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Our financial results under GAAP include substantial non-cash charges and tax benefits related to acquired businesses. Our pro forma calculations of net income and earnings per share, excluding acquisition related amortization and other similar costs, are limited because they do not reflect the entirety of our business costs. However, management believes that the pro forma presentation is a useful supplemental disclosure to investors as it provides an indication of the profitability and cash flows of the combined businesses apart from the initial, sunk cost of the acquisition. Management believes that this information is therefore useful to investors in analyzing and assessing our past and future operating performance.

In addition to the non-cash charges above, we exclude from our pro forma results the costs to integrate our acquired businesses or significant costs to restructure existing businesses as well as related tax benefits. Management views these costs as not indicative of the profitability or cash flows of its ongoing or future operations and excludes these costs as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance.

We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and pro forma results are presented on the following pages.

Safe Harbor Statement

Certain statements contained in this press release and in today’s conference call are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Such statements include, but are not limited to statements regarding Invitrogen’s: 1) financial projections, including revenue and pro forma earnings per share; 2) momentum in 2004; 3) ability to generate new products that will accelerate scientific research and our future growth; 4) integration of acquired businesses; and 5) ability to combine technologies of acquired businesses. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited a) the Company’s ability to identify promising technology, new product development opportunities; b) the Company’s ability to identify and implement measures to effect cost savings and efficiency improvements; and c) the Company’s ability to identify acquisitions and organic growth opportunities that will position it to serve growing markets, as well as other risks and uncertainties detailed from time to time in Invitrogen’s Securities and Exchange Commission filings.

INVITROGEN CORPORATION

INTERIM AND FULL-YEAR CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)	For the Three Months Ended December 31,		For the Year Ended December 31,
(unaudited)	2004	2003	2004	2003
Revenues	$262,235	$207,770	$1,023,851	$777,738
Cost of revenues	99,609	86,267	416,002	308,389

Gross profit	162,626	121,503	607,849	469,349

Operating expenses:
Sales and marketing	46,334	41,197	180,663	154,522
General and administrative	29,831	23,325	110,656	88,708
Research and development	20,000	16,050	73,116	54,593
Purchased intangibles amortization	25,282	23,130	106,821	79,373
Purchased in-process research and development	—	—	728	1,410
Business integration costs	—	—	—	1,318

Total operating expenses	121,447	103,702	471,984	379,924

Operating income	41,179	17,801	135,865	89,425

Other income (expense):
Interest income	7,434	6,053	25,271	24,026
Interest expense	(7,601)	(8,312)	(32,203)	(28,561)
Loss on early retirement of debt	—	—	(6,775)	—
Other income (expense), net	(467)	(55)	(782)	178

Total other income and expense, net	(634)	(2,314)	(14,489)	(4,357)

Income before provision for income taxes and minority interest	40,545	15,487	121,376	85,068
Income tax provision	(10,081)	(2,898)	(32,551)	(24,329)
Minority interest	—	—	—	(609)

Net income	$30,464	$12,589	$88,825	$60,130

Net income per common share:
Basic	$0.60	$0.25	$1.72	$1.19

Diluted	$0.55	$0.24	$1.63	$1.17

Weighted average shares used in per share calculation:
Basic	51,108	51,028	51,684	50,346
Diluted	59,447	53,812	60,396	51,712

INVITROGEN CORPORATION

RECONCILIATION OF GAAP TO PRO FORMA STATEMENT OF OPERATIONS(1)

(in thousands, except per share data)	For the Three Months Ended December 31, 2004				For the Three Months Ended December 31, 2003
(unaudited)	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma
Revenues	$262,235	$—		$262,235	$207,770	$—		$207,770
Cost of revenues	99,609	(64	)(3)	99,545	86,267	(8,458	)(2)(3)	77,809

Gross profit	162,626	64		162,690	121,503	8,458		129,961

Gross margin as a percentage of revenues	62%			62%	58%			63%
Operating expenses:
Sales and marketing	46,334	(62	)(3)	46,272	41,197	(96	)(3)	41,101
General and administrative	29,831	—		29,831	23,325	(8	)(3)	23,317
Research and development	20,000	(221	)(3)	19,779	16,050	(225	)(3)	15,825
Purchased intangibles amortization	25,282	(25,282	)(4)	—	23,130	(23,130	)(4)	—

Total operating expenses	121,447	(25,565)		95,882	103,702	(23,459)		80,243

Operating income	41,179	25,629		66,808	17,801	31,917		49,718
Operating income as a percentage of revenues	16%			25%	9%			24%
Total other income and expense, net	(634)	—		(634)	(2,314)	—		(2,314)

Income before provision for income taxes and minority interest	40,545	25,629		66,174	15,487	31,917		47,404
Income tax provision	(10,081)	(10,898	)(5)	(20,979)	(2,898)	(12,778	)(5)	(15,676)

Net income	$30,464	$14,731		$45,195	$12,589	$19,139		$31,728
Add back interest expense subordinated debt, net of tax	2,391	—		2,391	189 (7)	2,087	(6)	2,276

Numerator for diluted earnings per share	$32,855	$14,731		$47,586	$12,778	$21,226		$34,004

Net income per common share:
Basic	$0.60			$0.88	$0.25			$0.62

Diluted	$0.55			$0.80	$0.24			$0.57 (7)

Weighted average shares used in per share calculation:
Basic	51,108	—		51,108	51,028	—		51,028
Diluted	59,447	—		59,447	53,812 (7)	5,807	(6)	59,619

(1)	The Company has regularly reported pro forma results which exclude the amortization of purchased intangibles, amortization of inventory revaluation costs on products sold that were previously written-up under purchase accounting rules, purchased in-process research and development costs and business integration costs to provide a supplemental comparison of results of operations.
(2)	Add back costs for purchase accounting inventory revaluations of $0 and $8,351,000 for the three months ended December 31, 2004 and 2003, respectively.
(3)	Add back deferred compensation amortization totaling $347,000 and $436,000 for the three months ended December 31, 2004 and 2003, respectively, related to stock option plans assumed in business combinations.
(4)	Add back amortization of purchased intangibles.
(5)	The Company’s effective income tax rate used in the calculation of pro forma net income differs from the effective income tax rate applied for GAAP purposes. The effective income tax rate on GAAP pre-tax income is lower because the expenses included in GAAP pre-tax income, but excluded from pro forma pre-tax income, produce a tax benefit in a taxing jurisdiction having a higher tax rate than the Company’s overall average income tax rate.
(6)	Pro forma diluted earnings per share includes the potential dilution from the 2 1/4% Convertible Subordinated Notes due 2006, and, using the as-if-converted method, which assumes that the debt was converted at the beginning of the period presented with related interest expense, net of tax, added back to the numerator and shares from the assumed conversion of the debt added to the denominator.
(7)	The Company has restated 2003 diluted weighted average shares and earnings per share to reflect the impact of Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” on its 1 1/2% Convertible Senior Notes due 2024 and 2% Convertible Senior Notes due 2023.

INVITROGEN CORPORATION

RECONCILIATION OF GAAP TO PRO FORMA STATEMENT OF OPERATIONS(1)

(in thousands, except per share data)	For the Year Ended December 31, 2004				For the Year Ended December 31, 2003
(unaudited)	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma
Revenues	$1,023,851	$—		$1,023,851	$777,738	$—		$777,738
Cost of revenues	416,002	(17,897	)(2)(3)	398,105	308,389	(15,285	)(2)(3)	293,104

Gross profit	607,849	17,897		625,746	469,349	15,285		484,634

Gross margin as a percentage of revenues	59%			61%	60%			62%
Operating expenses:
Sales and marketing	180,663	(246	)(3)	180,417	154,522	(133	)(3)	154,389
General and administrative	110,656	(40	)(3)	110,616	88,708	(191	)(3)	88,517
Research and development	73,116	(864	)(3)	72,252	54,593	(334	)(3)	54,259
Purchased intangibles amortization	106,821	(106,821	)(4)	—	79,373	(79,373	)(4)	—
Purchased in-process research and development	728	(728	)(5)	—	1,410	(1,410	)(5)	—
Business integration costs	—	—		—	1,318	(1,318	)(6)	—

Total operating expenses	471,984	(108,699)		363,285	379,924	(82,759)		297,165

Operating income	135,865	126,596		262,461	89,425	98,044		187,469
Operating income as a percentage of revenues	13%			26%	11%			24%
Total other income and expense, net	(14,489)	—		(14,489)	(4,357)	—		(4,357)

Income before provision for income taxes and minority interest	121,376	126,596		247,972	85,068	98,044		183,112
Income tax provision	(32,551)	(49,330	)(7)	(81,881)	(24,329)	(38,845	)(7)	(63,174)
Minority interest	—	—		—	(609)	—		(609)

Net income	$88,825	$77,266		$166,091	$60,130	$59,199		$119,329
Add back interest expense subordinated debt, net of tax	9,461	—		9,461	314 (9)	8,327	(8)	8,641

Numerator for diluted earnings per share	$98,286	$77,266		$175,552	$60,444	$67,526		$127,970

Net income per common share:
Basic	$1.72			$3.21	$1.19			$2.37

Diluted	$1.63			$2.91	$1.17			$2.22 (9)

Weighted average shares used in per share calculation:
Basic	51,684	—		51,684	50,346	—		50,346
Diluted	60,396	—		60,396	51,712 (9)	5,807	(8)	57,519

(1)	The Company has regularly reported pro forma results which exclude the amortization of purchased intangibles, amortization of inventory revaluation costs on products sold that were previously written-up under purchase accounting rules, purchased in-process research and development costs and business integration costs to provide a supplemental comparison of results of operations.
(2)	Add back costs for purchase accounting inventory revaluations of $17,595,000 and $15,146,000 for the year ended December 31, 2004 and 2003, respectively.
(3)	Add back deferred compensation amortization totaling $1,452,000 and $797,000 for the year ended December 31, 2004 and 2003, respectively, related to stock option plans assumed in business combinations.
(4)	Add back amortization of purchased intangibles.
(5)	Add back purchased in-process research and development costs.
(6)	Add back business integration costs.
(7)	The Company’s effective income tax rate used in the calculation of pro forma net income differs from the effective income tax rate applied for GAAP purposes. The effective income tax rate on GAAP pre-tax income is lower because the expenses included in GAAP pre-tax income, but excluded from pro forma pre-tax income, produce a tax benefit in a taxing jurisdiction having a higher tax rate than the Company’s overall average income tax rate.
(8)	Pro forma diluted earnings per share includes the potential dilution from the 2 1/4% Convertible Subordinate Notes due 2006, and, using the as-if-converted method, which assumes that the debt was converted at the beginning of the period presented with related interest expense, net of tax, added back to the numerator and shares from the assumed conversion of the debt added to the denominator.
(9)	The Company has restated 2003 diluted weighted average shares and earnings per share to reflect the impact of Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” on its 1 1/2% Convertible Senior Notes due 2024 and 2% Convertible Senior Notes due 2023.

INVITROGEN CORPORATION

EBITDA INFORMATION

(in thousands, except per share data)	For the Three Months Ended December 31,		For the Year Ended December 31,
(unaudited)	2004	2003	2004	2003
Operating income reported under GAAP	$41,179	$17,801	$135,865	$89,425
Add back business integration costs and merger-related amortization	25,629	31,917	126,596	98,044
Add back depreciation	9,635	8,387	36,889	28,287
Add back amortization of non merger-related deferred compensation	1,023	430	3,124	701
Add back amortization of all other intangible assets	851	631	3,319	2,957

EBITDA and business integration costs	$78,317	$59,166	$305,793	$219,414

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003

(dollars in thousands) (unaudited)	Bio- Discovery	Bio- Production	Unallocated(1)	Total
Segment Results for the Three Months Ended December 31, 2004
Revenues from external customers	$149,002	$113,233	$—	$262,235

Gross profit	104,950	57,740	(64)	162,626

Gross margin as a percentage of revenues	70%	51%		62%
Selling and administrative	50,703	25,400	62	76,165
Research and development	17,019	2,760	221	20,000
Business integration costs and merger-related amortization(2)	—	—	25,282	25,282

Operating income (loss)	37,228	29,580	(25,629)	41,179

Operating margin as a percentage of revenues	25%	26%		16%

Segment Results for the Three Months Ended December 31, 2003(3)
Revenues from external customers	$138,994	$68,776	$—	$207,770

Gross profit	95,314	34,647	(8,458)	121,503

Gross margin as a percentage of revenues	69%	50%		58%
Selling and administrative	48,399	16,019	104	64,522
Research and development	13,702	2,123	225	16,050
Business integration costs and merger-related amortization(2)	—	—	23,130	23,130

Operating income (loss)	33,213	16,505	(31,917)	17,801

Operating margin as a percentage of revenues	24%	24%		9%

(1)	Unallocated items for the three months ended December 31, 2004 and 2003, include costs for purchase accounting inventory revaluations of $0 and $8.4 million, amortization of purchased intangibles of $25.3 million and $23.1 million, and amortization of deferred compensation of $0.3 million and $0.4 million, respectively, which are not allocated by management for purposes of analyzing the operations, since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.
(2)	Excludes deferred compensation for the three months ended December 31, 2004 and 2003, of $0.3 million and $0.4 million, respectively, which is allocated to operating expenses.
(3)	2004 presentation of 2003 selling, administrative and R&D costs by segment reflects reclassifications of general and administrative costs from the Corporate and Unallocated segment to the BioDiscovery and BioProduction segments to conform to our corporate expense allocation methodology applied in 2004. Refer to our website at www.invitrogen.com for reclassifications of segment results for 2002 and 2003 by quarter.

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2004 AND 2003

(dollars in thousands) (unaudited)	Bio- Discovery	Bio- Production	Unallocated(1)	Total
Segment Results for the Year Ended December 31, 2004
Revenues from external customers	$591,417	$432,434	$—	$1,023,851

Gross profit	415,753	209,993	(17,897)	607,849

Gross margin as a percentage of revenues	70%	49%		59%
Selling and administrative	196,971	94,062	286	291,319
Research and development	62,558	9,694	864	73,116
Business integration costs and merger-related amortization(2)	—	—	107,549	107,549

Operating income (loss)	156,224	106,237	(126,596)	135,865

Operating margin as a percentage of revenues	26%	25%		13%

Segment Results for the Year Ended December 31, 2003(3)
Revenues from external customers	$500,501	$277,237	$—	$777,738

Gross profit	339,782	144,852	(15,285)	469,349

Gross margin as a percentage of revenues	68%	52%		60%
Selling and administrative	181,695	61,211	324	243,230
Research and development	46,557	7,702	334	54,593
Business integration costs and merger-related amortization(2)	—	—	82,101	82,101

Operating income (loss)	111,530	75,939	(98,044)	89,425

Operating margin as a percentage of revenues	22%	27%		11%

(1)	Unallocated items for the year ended December 31, 2004 and 2003, include costs for purchase accounting inventory revaluations of $17.6 million and $15.1 million, amortization of purchased intangibles of $106.8 million and $79.4 million, amortization of deferred compensation of $1.5 million and $0.8 million, purchased in-process research and development costs of $0.7 million and $1.4 million, and business integration costs of $0 and $1.3 million, respectively, which are not allocated by management for purposes of analyzing the operations, since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.
(2)	Excludes deferred compensation for the year ended December 31, 2004 and 2003, of $1.5 million and $0.8 million, respectively, which is allocated to operating expenses.
(3)	2004 presentation of 2003 selling, administrative and R&D costs by segment reflects reclassifications of general and administrative costs from the Corporate and Unallocated segment to the BioDiscovery and BioProduction segments to conform to our corporate expense allocation methodology applied in 2004. Refer to our website at www.invitrogen.com for reclassifications of segment results for 2002 and 2003 by quarter.

INVITROGEN CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)	December 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and investments	$983,381	$998,737
Trade accounts receivable, net of allowance for doubtful accounts	165,754	117,095
Inventories	122,787	126,707
Deferred income taxes	31,866	19,310
Prepaid expenses and other current assets	28,440	25,495

Total current assets	1,332,228	1,287,344
Property and equipment, net	222,193	186,231
Goodwill	1,424,671	983,407
Intangible assets, net	440,182	464,659
Long-term investments	109,088	177,070
Other assets	85,973	66,978

Total assets	$3,614,335	$3,165,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$12,390	$1,784
Accounts payable, accrued expenses and other current liabilities	183,285	121,151
Income taxes	510	2,758

Total current liabilities	196,185	125,693
Long-term obligations and reserves	35,876	32,069
Pension liabilities	15,307	17,249
Deferred income tax liability	153,716	161,331
Convertible debentures	1,300,000	1,022,500
Stockholders’ equity	1,913,251	1,806,847

Total liabilities and stockholders’ equity	$3,614,335	$3,165,689

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